UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2005

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA (State or other jurisdiction incorporation)	000-16741 (Commission File Number)	94-1667468 (I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant’s Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

      On May 12, 2005, Comstock Resources, Inc. (“Comstock”) announced the closing of the previously announced acquisition of certain oil and gas properties and related assets from EnSight Energy Partners, L.P. (“EnSight”) for $192.5 million. Comstock acquired producing properties in East Texas, Louisiana and Mississippi. Comstock estimates that the properties being acquired have proved reserves of approximately 120.2 billion cubic feet of gas equivalent. These reserves are 57% natural gas and 43% oil. Approximately 37% of the proved reserves are in the proved developed category. The undeveloped reserves primarily relate to 96 proved undeveloped locations to be drilled. In addition to the proved reserves, Comstock estimates that the properties being acquired have probable reserves of 85.6 Bcfe which relate to an additional 133 drilling locations not included in the proved reserves.

      The acquisition had an effective date of April 1, 2005. The acquisition was funded with cash on hand and borrowings under Comstock’s bank credit facility, with Bank of Montreal as administrative agent for a syndicate of banks. After closing the acquisition, Comstock has $140.0 million outstanding under its bank credit facility with total debt of $315.0 million.

      The press release announcing the closing of this transaction is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

The financial statements of the business acquired that are required by this Item will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 calendar days after the date that the initial report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 calendar days after the date that the initial report on Form 8-K must be filed.

(c)	Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description
99.1	Press Release, dated May 12, 2005, announcing the closing of the acquisition.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.
Dated: May 13, 2005	By:	/s/ M. Jay Allison
M. Jay Allison
President and Chief Executive Officer